Exhibit 2.1
AGREEMENT OF PURCHASE AND SALE
Genesis Plaza
4995 Murphy Canyon Road, San Diego, California
THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated for reference purposes as of July 12, 2010, is made and entered into by and between “Purchaser” (as identified in Subsection 1.1.1 below) and “Seller” (as identified in Subsection 1.1.2 below), with reference and respect to the following facts and circumstances:
A. Defined terms are indicated herein by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.
B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the obligations and undertakings hereinafter set forth, including without limitation the covenants, agreements, representations and/or warranties of the parties set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Purchaser and Seller do hereby agree as follows:
ARTICLE 1: PROPERTY/PURCHASE PRICE
1.1 Certain Basic Terms.
1.1.1	Purchaser and Notice Address:

NetREIT a California corporation 1282 Pacific Oaks Place Escondido, CA 92029 Attention: Ken W. Elsberry, CFO Telephone: (760) 471-8536 Facsimile: (760) 471-0399 Email: kelsberry@netreit.com

1.1.2	Seller and Notice Address:

Mullrock 3 Murphy Canyon, LLC
a Delaware limited liability company
c/o Rockwood Capital, LLC
Two Embarcadero Center, Suite 2360
San Francisco, CA 94111
Attention: Andrew Blanchard
Telephone: (415) 645-4315
Facsimile: (415) 788-7054
Email: ablanchard@rockwoodcap.com

With a copies to:
Muller-Rock 3, LLC
c/o The Muller Company
23521 Paseo de Valencia, Suite 200
Laguna Hills, CA 92677
Attention: Hugh G. Fast
Telephone: (949) 465-0191
Facsimile: (949) 586-0470
Email: hfast@themullercompany.com

And

David I. Becker, Esq. Rockwood Capital, LLC 10 Bank Street, Suite 1190 White Plains, NY 10606 Telephone: 914.287.8813 Direct Facsimile: 914.761.3100 Fax Email: dbecker@rockwoodcap.com

And with a copy to Seller’s counsel as follows:

Kennerly, Lamishaw & Rossi LLP
707 Wilshire Boulevard, Suite 1400
Los Angeles, California 90017
Attention: Nancy N. Kennerly
Telephone: (213) 426-2060
Facsimile: (213) 312-1266
E-Mail: nancykennerly@klrfirm.com

1.1.3	Title Company:

Chicago Title Insurance Company 24300 Town Center Drive, Suite #320 Valencia, CA 91355 Telephone: (661) 753-5701 Facsimile: (661) 753-5730 E-Mail: Maggie.Watson@ctt.com

or such other office of Chicago Title Insurance Company (“Title Company”) as Seller may direct.

1.1.4	Escrow Agent:

Chicago Title Insurance Company 24300 Town Center Drive, Suite #320 Valencia, CA 91355 Telephone: (661) 753-5701 Facsimile: (661) 753-5730 E-Mail: Maggie.Watson@ctt.com

or such other office of Chicago Title Insurance Company (“Escrow Agent”) as Seller may direct.

1.1.5	Date of Agreement:	July 12, 2010 (also known herein as the “Effective Date”).

1.1.6	Purchase Price:	$10,000,000.00 (“Purchase Price”), all cash.

1.1.7	Earnest Money:
$200,000.00, (the “Initial Earnest Money”) together with
an additional $300,000.00 (the “Additional Earnest Money”)
as provided in Section 1.2.5 below (and/or any additional
deposits of Earnest Money required herein), including
(i.e., plus) interest earned thereon (collectively
“Earnest Money”).

1.1.8	Contingency Period:
For physical inspections, review of Leases, and the like constituting the “Inspection Contingency” as contemplated by Section 2.2.1, Purchaser shall have the period commencing on the Effective Date and ending at 5:00 p.m. Pacific Time on July 30, 2010, unless Purchaser earlier to elects to waive or accept all contingencies contemplated by Section 2.2

To procure a Loan commitment as contemplated by Section 2.2.2 and provided Purchaser has accepted or waived its Inspection Contingency, Purchaser shall have the right to extend the Contingency Period to 5:00 p.m. Pacific Time on August 9, 2010

See Article 2.

1.1.9	Closing Date:	Fifteen (15) days after the expiration of the Contingency Period (“Closing Date”).

1.1.10	Seller’s Broker:	Colliers International

1.1.11	Purchaser’s Broker:	None
1.2 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest, if any, in and to the following property (collectively, the “Property”):
1.2.1 The “Real Property” being the land described in Exhibit A, attached hereto, together with (i) all improvements and fixtures located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (iii), without warranty, all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.
1.2.2 The “Leases,” being landlord’s interest in those leases (together with any guarantees thereof) listed on Exhibit I attached hereto and made a part hereof, as well as leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement. Those tenant(s) identified on said Exhibit are herein collectively referred to as the “Tenants” or each individually as a “Tenant”.
1.2.3 The “Tangible Personal Property,” being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller’s interest in any such property leased by Seller, which is now or hereafter both located at and used in connection with the operation, ownership or management of the Real Property.

1.2.4 The “Intangible Personal Property,” being all intangible personal property related to the Real Property and the Improvements, including, without limitation, the following (but, in any event, only to the extent assignable): all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any and without representation or warranty, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements (to the extent available); guaranties and warranties; contract rights related to the operation, ownership or management of the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses; tenant correspondence; and all records and promotional materials in Seller’s possession relating to the Property.
1.2.5 Earnest Money; Independent Consideration. 1.2.6 Concurrent with its execution hereof but in no event later than the Date of Agreement, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. The Earnest Money shall be deposited into Escrow in readily available funds (i.e., cash by wire transfer). If Purchaser does not give a “Due Diligence Termination Notice” pursuant to Section 2.3, Purchaser shall deposit the Additional Earnest Money, in immediately available funds, with Escrow Agent within one (1) business day after the sooner of (i) Purchaser’s acknowledgment that it is satisfied with its inspections and is waiving all contingencies under Section 2.2 below or (ii) the expiration of the Contingency Period (as may be extended). Should Purchaser fail to timely post the Initial Earnest Money or the Additional Earnest Money, Purchaser shall not be entitled to further notice nor opportunity to cure and Seller may elect to terminate this Agreement. In the event Purchaser fails to deposit the Additional Earnest Money as herein required, Purchaser shall be considered in default and Seller may elect to terminate this Agreement and retain the Initial Earnest Money as liquidated damages. While being held by Escrow Agent, the Earnest Money shall be placed in a federally insured interest bearing account. Except as otherwise provided herein (e.g., upon return to Purchaser or retention by Seller as liquidated damages), the Earnest Money shall be applied as a credit to the Purchase Price at Closing. If this Agreement terminates prior to the expiration of the Contingency Period (as may be extended as herein provided) pursuant to any express right of Purchaser to terminate this Agreement, the Earnest Money shall be refunded to Purchaser promptly upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for any provisions which, by their terms, survive the termination of this Agreement. Except as otherwise specifically provided in this Agreement, upon expiration of the Contingency Period (as may be extended as herein provided), the Earnest Money shall be considered nonrefundable and shall be held and disbursed by Escrow Agent pursuant to Subsections 1.2.5, 2.2.2, 2.2.3, Subsection 2.3, Section 3.2, Section 5.2, Section 8.1, Section 8.2, and Article 9 of this Agreement.
ARTICLE 2: INSPECTION
2.1 Seller’s Delivery of Specified Documents.
To the extent such items are in Seller’s possession, Seller shall provide (or has provided) to Purchaser with access to review the following information (the “Property Information”) on or before the date that is three (3) business days after the Date of Agreement:
2.1.1 Financial Information. The most recently available property tax bills, utility bills and similar records, as well as operating income statements respecting the Property for the two (2) calendar years preceding the Date of Agreement and for the interim period ending June 30, 2010;
2.1.2 Leases and Rent Roll. The lease files for the Tenants under the Leases identified on Exhibit I attached hereto, including the Leases, amendments, guaranties, any letter agreements, assignments, subleases and correspondence as well as a current rent roll (“Rent Roll”), attached hereto as Exhibit J, and the rental payment ledger for the Tenants;

2.1.3 Service Contracts. A copy of all service, maintenance, supply, equipment rental, and other contracts and agreements (collectively, the “Service Contracts”) listed on Exhibit F hereto, as well as warranties listed on Exhibit F hereto, related to the operation or maintenance of the Property;
2.1.4 Personal Property. A list of all (or a statement that there is no) Tangible Personal Property associated with the Property, which is owned by Seller exclusively in connection with the operation and use of the Property;
2.1.5 Title Policy. Seller’s existing owner’s policy of title insurance (“Seller’s Policy”);
2.1.6 Plans and Permits. Plans, drawings and specifications, as well as certificates of occupancy, licenses, building inspection approvals or other permits;
2.1.7 Surveys. Existing surveys and maps of the Property; and
2.1.8 ESAs. Environmental site assessments or other similar environmental reports relating to the Property (collectively, the “ESAs”).
2.1.9 Other. Upon not less than twenty-four (24) hours prior written notice from Purchaser to Seller, all other records which The Muller Company, as the manager of the Property (herein “Manager”) has in its possession relative to the Property, including, if applicable, any maintenance and capital improvements records, shall be made available (at the offices of Manager or such other place as is designated by Seller) to Purchaser during the Contingency Period. However, notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller or Manager be required to deliver or make available any documents or other information that is/are privileged, confidential or proprietary, including, without limitation, appraisals, budgets and property condition reports or property assessments. From time to time, Seller or Seller’s Broker may make to Purchaser certain disclosures, including without limitation any disclosures required by law. Such disclosures may, but need not, be made on the American Industrial Real Estate Association’s standard form entitled “Seller’s Mandatory Disclosure Statement.” Immediately upon receipt of any such disclosure, Purchaser shall execute and date an acknowledgment of the receipt and review thereof and return the same to Seller.
2.2 Contingencies.
2.2.1 Inspection Contingency. Purchaser shall have until 5:00 p.m. Pacific Time on July 30, 2010 (herein, the “Contingency Period”) within which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser (including without limitation that all operating equipment, such as air conditioning units, heating equipment, sprinkler system, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and other equipment are in good operating condition and that the Property is not in violation of federal, state or local laws, ordinances or regulations regarding zoning, land use, environmental and other matters), as well as to review the Leases, title and obtain all necessary internal approvals (herein, the “Inspection Contingency”).

2.2.2 Financing Contingency. Purchaser, at its expense, shall use its commercially reasonable efforts to procure, a loan (the “Loan”) to finance its acquisition of the Property within 3 days following the Date of this Agreement. Purchaser shall pay all lender fees and all fees for appraisals, inspections, reports and other costs related to the Loan. If Purchaser is not able to obtain a commitment for the Loan meeting the parameters hereinafter set forth by the expiration of the Contingency Period and so long as Purchaser has affirmatively waived the Inspection Contingency, Purchaser shall have the right to extend the Contingency Period solely for purposes of satisfying the Financing Contingency herein contemplated to 5:00 p.m. on August 9, 2010. If by August 9, 2010, Purchaser has not be able to obtain a commitment for a Loan meeting the parameters hereinafter set forth, Purchaser may terminate this Agreement by giving to Seller notice of termination prior to the expiration of the Contingency Period, as herein extended. In the event of such termination, the Earnest Money shall be promptly refunded to Purchaser upon request, and Purchaser shall simultaneously return the Property Information to Seller. The financing contingency contemplated by this Section 2.2.2 (the “Financing Contingency”) shall be deemed satisfied if any commitment for the Loan provides for the following (or better) terms: (i) an interest rate equal to or less than seven and one-half percent (7.5%), (ii) a loan-to-value ratio of at least fifty percent (50%)(e.g. a loan amount of $5,000,000.00), (iii) monthly payments of principal and interest based up a thirty (30) year amortization schedule, (iv) a loan term of no less than five (5) years, (v) a funding date which is simultaneous with the Closing Date hereunder, and (vi) such other substantive Loan terms as are commercially reasonable and approved by Purchaser in its discretion. Purchaser agrees to provide Seller with any Loan commitments it receives during the Contingency Period.
2.2.3 Estoppel Contingency. Promptly following the deposit of the Initial Earnest Money with Escrow Agent, Seller shall distribute the Estoppel Certificates (defined below), substantially in the form of Exhibit K hereto or, for the Major Tenants only, in the lender’s estoppel certificate form, provided that Purchaser has provided to Seller the lender estoppel certificate form no later than 12:00 pm (Pacific time) on July 15, 2010 (or, if any of the Tenants’ leases specifically requires use of a different form, then in the form required by the lease)(or if Purchaser has waived the Financing Contingency at the time the Estoppel Certificates are to be distributed and its lender has specified another form of estoppels certificate reasonably acceptable to Seller, then in such form) to the Tenants. Seller shall use its commercially reasonable efforts to obtain and deliver to Purchaser not later on or before the expiration of the Contingency Period, which shall be extended should Purchaser elect an extension as set forth in Subsection 2.2.2 above (the “Estoppel Delivery Deadline”), the Estoppel Certificates from the Tenants at the Property signed by the Tenant to whom it is addressed and certifying that the facts, conditions and information recited therein are true and correct in all material respects (each, an “Estoppel Certificate” or “Estoppel”). Notwithstanding the foregoing, if Seller is unable to deliver the Estoppel Certificates from at least 4 of the 5 Tenants occupying at least 5,800 square feet or more (each, herein a “Major Tenant”, which Major Tenants are listed on Exhibit G attached hereto and made a part hereof) and one of the other Tenants listed on Exhibit G-1 (the “Estoppel Threshold”) (but in no event less than 75% of the currently leased space if Purchaser’s lender so requires as a condition to making Purchaser’s loan), Seller may, but shall not be obligated to: (a) provide an estoppel certificate signed by Seller (“Seller Estoppel”) in lieu of that to be provided by a particular Tenant in order to satisfy the Estoppel Threshold, which Seller Estoppel shall be made to the best of Seller’s actual knowledge; or (b) extend the Contingency Period (i.e. beyond August 9, 2010) by up to an additional twenty (20) days solely to provide Seller with more time to obtain the Estoppel Certificates by delivering notice of such intention to Purchaser prior to the then-scheduled expiration of the Contingency Period. If at any time Seller obtains and delivers to Purchaser any Estoppel Certificate from a Tenant for which Seller provided a Seller Estoppel (even after Closing), any related Seller Estoppel shall be of no further force or effect. If Seller is unable, despite its commercially reasonable efforts, to deliver the Estoppel Certificates in the numbers required by this Section 2.2.3 to meet the Estoppel Threshold, Seller shall not be in default, but Purchaser shall have the right, but not the obligation, to terminate this Agreement by giving notice to Seller within one (1) business days after the Estoppel Delivery Deadline (as may be extended by Seller as herein provided), in which event this Agreement shall terminate and the Earnest Money and all accrued interest thereon shall be returned to Purchaser.

2.3 Mechanics to Proceed or Terminate; Waiver. Notwithstanding anything to the contrary in this Agreement, if Purchaser is dissatisfied with the results of its Inspection Contingency, or if the Financing Contingency fails to be satisfied, and/or if the Estoppel Threshold is not met, Purchaser may terminate this Agreement by giving written notice of termination to Seller (“Due Diligence Termination Notice”)(with a copy to Escrow Holder), so long as each such notice is received by Seller on or before 5:00 p.m. Pacific Time on the last day of the Contingency Period (as extended). If Purchaser does not give and Seller does not timely receive a Due Diligence Termination Notice, this Agreement shall continue in full force and effect and Purchaser shall be deemed to have waived all the contingencies contained in Section 2.2. If this Agreement terminates pursuant to this Section 2.3: (a) the Initial Earnest Money shall be refunded to Purchaser promptly upon request, (b) Purchaser shall return and/or deliver to Seller all documents, information, reports, etc., including without limitation the Property Information, provided by Seller, Seller’s Manager, Seller’s Property Manager, and Seller’s Broker, and (c) all further rights and obligations of the parties under this Agreement shall terminate except any provisions which by their terms survive the termination of this Agreement. In the event Purchaser so elects to terminate this Agreement and as consideration for its Inspection Contingency, then Purchaser shall also deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for, and delivered to, Purchaser in connection with its due diligence review of the Property. Such Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser’s obligation to deliver the Reports pursuant to this Subsection 2.3 shall survive any termination of this Agreement.
2.4 Insurance. Subject at all times to the terms of the Leases, upon at least forty-eight (48) hours’ prior written notice to Seller, and after providing to Seller reasonably satisfactory evidence of appropriate liability insurance (i.e., a policy of commercial general liability insurance issued by a licensed insurance company reasonably acceptable to Seller with applicable limits of not less than $1,000,000 per occurrence, combined single limit, subject to a $5,000,000 general aggregate, with umbrella coverage of not less than $5,000,000, which shall be evidenced by an original certificate of insurance, form ACORD 27, 28 or equivalent, naming Seller and Manager as additional insureds), and subject to the terms of the Leases, Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling, if there is a reasonable basis for the same and provided Purchaser gives Seller two (2) business days’ prior notice of any intrusive inspection or sampling, Purchaser obtains from Seller Seller’s prior written consent which shall not be unreasonably withheld and, prior to performing the same, Purchaser delivers a certificate of insurance to Seller evidencing that Purchaser has in place reasonable amounts of liability insurance for its activities on the Property and has named Seller and Manager as an additional insureds thereunder), and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser and its agents, employees, and representatives shall, subject to the terms of this Agreement, have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of examining and making copies of all books and records and other materials relating solely to the Property in Seller’s (or its Manager’s) possession. In the course of its investigations, Purchaser may make inquiries to third parties, such as Tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries, subject to the following: Purchaser shall not contact such third parties without (a) first procuring Seller’s consent, which consent shall not be unreasonably withheld or delayed, (b) allowing Seller or Seller’s representative(s), if Seller so elects, the right to be present, either in person or by telephone and (c) maintaining the confidentiality of all non-public information related to this Agreement and to the Property. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller, Manager and the Property free and harmless of, from and against any and all claims, demands, losses, liabilities, costs and expenses, including attorneys’ fees, asserted against Seller, the Manager or the Property or otherwise caused or suffered as a result of any such entry by Purchaser, its agents, representatives, employees, contractors and/or other consultants. At Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by Purchaser, excluding only market and economic feasibility studies. If any inspection, test or other entry disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection, test or other entry. The obligations of Purchaser under the preceding two (2) sentences shall survive the termination of this Agreement.
2.5 Indemnity; Repair Obligations. Purchaser hereby covenants and agrees to (a) bear all costs and expense relative to its inspection and testing and (b) to indemnify, defend and hold Seller, Manager, and each of their officers, directors, agents, servants and employees harmless from and against all loss, claims, liabilities, actions, manners of action, damage, cost or expense (including the reasonable expenses of litigation and attorneys’ fees) resulting from the entry of Purchaser’s agents, contractors and employees upon the Property; provided that Purchaser will not be responsible for any negligence or misconduct of Seller or any agent, contractor, or employee of Seller. Purchaser shall promptly repair any and all damage to the Property or any of the Tenants’ property which results or has resulted from Purchaser’s exercise of its rights of access to the Property. The covenants of Purchaser under this Section 2 shall survive the Closing or termination of this Agreement.

2.6 Service Contracts. Prior to the expiration of the Contingency Period, Purchaser will indicate in a written notice to Seller which of the Service Contracts Purchaser will assume and which Service Contract(s) will be terminated by Seller at or prior to Closing, provided Seller shall have no obligation to terminate and Purchaser shall assume the following: (a) any Service Contract(s) which by its (their) terms cannot be terminated without penalty or payment of a fee; and/or (b) any Service Contract Purchaser desires to be terminated but with respect to which Purchaser does not provide to Seller sufficient advance notice of the desired termination. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Purchaser has agreed to assume or which Seller is not required to terminate pursuant to the immediately preceding sentence. Seller shall terminate all Service Contracts that are not so assumed at Closing.
2.7 SNDAs. Seller shall use its commercially reasonable efforts to obtain a commercially reasonable subordination, non-disturbance and attornment agreement from the Tenants substantially in the form required by Purchaser’s lender, (or, if any of the Tenants’ leases specifically requires use of a different form, then in the form required by the lease). Failure to procure the same shall not be a default by Seller nor a contingency to Purchaser’s acquisition of the Property.
2.8 Natural Hazard Disclosure Statement. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (the “Act”). Seller shall provide Purchaser with a Natural Hazard Disclosure Statement (“Disclosure Statement”) as to the Property. Purchaser acknowledges that Seller has retained the services of an expert (the “Natural Hazard Expert”) to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Act and to prepare a written report of the result of its examination (the “Report”). Purchaser acknowledges that the Report fully and completely discharges Seller from its disclosure obligations under the Act, and, for the purpose of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors or omission not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert dealing within the scope of its expertise with respect to the examination and Report. Purchaser acknowledges and agrees that nothing contained in the Disclosure Statement shall release Purchaser from its obligation to fully investigate the condition of the Property, including, without limitation, whether the Property is located in any Natural Hazard Area. Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing Date and that Seller has no obligation to update, modify, or supplement the Disclosure Statement or Report. Purchaser shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective buyers of the Property. The provisions of this Section 2.8 shall survive the closing of the transaction contemplated by this Agreement.
2.8.1 Review of Operating Statements. Within 60 days following the Closing and upon Purchaser’s reasonable prior written request and at Purchaser’s sole cost and expense, Purchaser shall cause its independent, outside accounting firm (herein “Auditor”) to prepare an audit of the operating income from the Property in conformity with the requirements of Rule 3-14 of Regulations S-X promulgated by the Securities and Exchange Commission for the 2008 and 2009 calendar years and the first two calendar quarters of 2010 (herein “Property Audit”). Seller agrees to provide Auditor with reasonable access to its books and records in connection with the preparation of the Property Audit, and a copy of the same shall be provided to Seller promptly upon completion. Purchaser agrees to compensate Seller and Manager for their actual out of pocket expenses incurred in connection with the Property Audit (including but not limited to the costs associated with any representation letter, if any, that Seller and/or Manager is mandated by applicable Federal law to provide). Purchaser acknowledges that Seller’s agreement to facilitate the Property Audit as herein provided is being made strictly as an accommodation to Purchaser, without representation or warranty of any kind to or for the benefit of Purchaser. In no event shall any Property Audit or update thereto give rise to or be grounds for a claim or lawsuit by Purchaser against Seller or Manager, and Purchaser agrees to indemnify and hold Seller and Manager harmless from any claim, damage, loss, cost, expense or liability which Seller and/or Manager may incur or to which Seller and/or Manager is at any time subjected as a result of Seller’s and Manager’s compliance with this Section 2.9.

ARTICLE 3: TITLE AND SURVEY REVIEW
3.1 Delivery of Title Commitment and Survey. If not already provided, Seller and/or Purchaser shall request that Title Company cause to be prepared and delivered to Purchaser and its counsel (as well as to Seller and its counsel), as soon as reasonably practicable after the Date of Agreement, at Seller’s expense, a commitment for title insurance or preliminary title report issued by the Title Company (the “Title Commitment”), in the amount of the Purchase Price, with Purchaser as the proposed insured, accompanied by legible copies (to the extent that legible copies are available in the public records) of all documents referred to in the Title Commitment; and, if already provided, incomplete as to the identity of the proposed insured, the amount of the Purchase Price, provision of the underlying documents or otherwise, Seller and/or Purchaser, at Purchaser’s expense, may cause the same to be updated, as appropriate; provided, however, that, notwithstanding the foregoing, if the Closing occurs, Purchaser shall not be responsible for any separate expense of the Title Commitment (e.g., any search and examination fee or abstract fee) to the extent that such expense is included in and/or covered by Seller’s payment of the premium for the Owner’s Policy (as defined below), as contemplated by Section 3.4 below. Seller agrees that it shall provide an existing survey of the Property (“Survey”) if it has one in its possession, which may be revised at Purchaser’s election and expense. In addition, if Purchaser elects to obtain the same, Purchaser shall cause to be prepared and delivered to Seller and Seller’s counsel copies of Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company acceptable to Purchaser (“UCC Searches”).
3.2 Title Review and Cure. During the Contingency Period, Purchaser shall review title to the Property as disclosed by the Title Commitment, the Seller’s Policy and the Survey. Seller will reasonably cooperate with Purchaser in curing any reasonable objections Purchaser may have with respect to title to the Property; provided, however, that Seller shall not have any obligation to spend money or incur any other obligation, liability or duty in connection with such cooperation, except as hereafter provided in this Section 3.2. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) at or prior to the Closing. Seller further agrees to remove (at Seller’s expense, including any recording fees incurred or to be incurred in connection therewith) any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Date of Agreement without Purchaser’s consent; if requested, such consent shall not be unreasonably withheld or delayed. In addition to Purchaser’s termination right as set forth in Article 2, Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Contingency Period to add or modify any exceptions which materially adversely affect the Property (other than to disclose those items noted on the Survey, as the same may be revised, or to include items noted on Seller’s Policy), or to add or modify the conditions to obtaining any endorsement requested by Purchaser and agreed to be provided by Title Company during the Contingency Period, if such additions or modifications are not acceptable to Purchaser and are not removed by the Closing Date; Seller’s obligations as set forth in, but as limited by, the second, third and fourth sentences of this Section 3.2 shall apply to all matters disclosed by any revision to the Title Commitment by Title Company after expiration of the Contingency Period. The term “Permitted Exceptions” shall mean and include the following: (a) the exceptions that are a part of the promulgated title insurance form (i.e., the so-called “standard exceptions,” whether or not the same are printed, preprinted or otherwise), except to the extent the same are removed as a result of (i) Seller providing an Owner’s Affidavit as contemplated by Section 3.3 below or (ii) Purchaser’s actions, at Purchaser’s sole cost and expense, including, without limitation, the provision of a Survey, if Purchaser so elects; (b) the specific exceptions (i.e., the “special” or other exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Contingency Period and that Seller is not required to remove as provided above; (c) matters created by, through or under Purchaser; (d) items shown on the Survey which have not been removed as of the end of the Contingency Period and that Seller has not agreed to remove as provided above; (e) real estate taxes not yet due and payable; and (f) Tenants and the Leases.

3.3 Delivery of Title Policy at Closing. The parties shall instruct Title Company to issue at Closing, or to unconditionally commit at Closing to issue, to Purchaser, Title Company’s most current form of standard (i.e., not extended) CLTA owner’s coverage (the “Owner’s Policy”) insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions as well as any and all other standard or required exclusions. If further coverage or endorsements are desired by Purchaser, Purchaser shall order the same directly from Title Company and shall undertake all actions as well as pay all additional premiums and all other costs which may be required as a condition to the issuance of such further coverage or endorsements. Seller shall not be obligated to undertake any action or pay any monies as a condition precedent to the issuance of such further coverage or endorsements to the Owner’s Policy or to remove any standard exceptions therefrom requiring more of Seller than delivery of an “Owner’s Affidavit,” in the form of Exhibit E attached (or to be attached) hereto.
3.4 Title and Survey Costs. The premium for the standard coverage portion of the Owner’s Policy shall be paid by Seller. The cost of the Survey and Title Commitment (including, without limitation, any fee to issue, obtain, and/or update the Title Commitment and/or underlying documents, as well as any search and exam fees) shall be paid by Purchaser. The cost of the premium for any upgrade to ALTA extended coverage (i.e., providing for the deletion of regional exceptions) and/or any other upgrade in coverage, including without limitation endorsements, and the cost of any UCC Searches, litigation searches and the like shall be paid by Purchaser.
ARTICLE 4: OPERATIONS AND RISK OF LOSS
4.1 Ongoing Operations. During the pendency of this Agreement:
4.1.1 Performance under Leases and Service Contracts. Subject to Section 4.1.4, Seller will perform, in a manner consistent with its performance to date, the material obligations under the Leases and Service Contracts and other agreements that may affect the Property including any construction of tenant improvements required to be performed prior to Closing. Purchaser acknowledges that Seller has recently performed certain landlord work under the Lease with the California Department of Consumer Affairs and that a survey of such work will be performed to verify completion (with the estimated cost of the survey being $750.00). The survey and any punchlist work resulting therefrom are estimated to be completed prior to the Closing Date. Should Seller not complete the same, Seller shall reasonably estimate the remaining costs associated therewith and credit the Purchase Price for the same at Closing.
4.1.2 New Contracts. Except as provided in Subsection 4.1.4, Seller will not enter into, amend or terminate any contract that will be an obligation affecting the Property after the Closing, except contracts entered into, amended or terminated in the ordinary course of business that are terminable without cause and without penalty on not more than thirty (30) days’ prior notice.
4.1.3 Maintenance of Improvements and Removal of Personal Property. Subject to Section 4.2 and Section 4.3 (as well as the obligations of Tenants under the Leases; e.g., Purchaser shall not look to Seller for the performance of maintenance required by the Tenants under the Leases), Seller shall use commercially reasonable efforts to maintain all Improvements in their present condition and repair (ordinary wear and tear, damage and destruction, as well as rights and obligations of Tenants, excepted). Seller will not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.

4.1.4 Leasing Arrangements. Seller will not amend or terminate any existing Lease or enter into any new Lease without providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, financial information of the tenant and/or licensee, as applicable, and Leasing costs, to the extent in Seller’s possession, and (b) as to any such amendment or termination of a Lease or new which is to be executed after the expiration of the Contingency Period, as the same may be extended, Seller’s request for Purchaser’s approval thereof. If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease or new Lease, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease or new License Agreement within three (3) business days after Purchaser’s receipt of the items in (a) and (b) of this Section 4.1.4. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Purchaser’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Contingency Period, as follows:
(i) With respect to a request for approval delivered by Seller to Purchaser before the expiration of the Contingency Period, Purchaser’s consent shall not be required.
(ii) With respect to a request for approval delivered by Seller to Purchaser after the expiration of the Contingency Period, Purchaser may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent.
4.1.5 Listings and Other Offers. During the pendency of the Contingency Period (as may be extended), Seller has the right to continue to market the Property. Seller shall have the right at all times to entertain offers and counter offers and to take and enter into back up offers and agreements to sell the Property which are contingent upon the termination of this Agreement.
4.1.6 Notices. Seller shall use good faith efforts to promptly furnish to Purchaser copies of any written notices hereafter received by Seller of (i) any suit, judgment or other proceeding filed, entered or threatened with respect to the Property or Seller’s use or ownership thereof, (ii) any actual or contemplated changes in zoning of the Property or any other legal requirement which would adversely affect the use, ownership, maintenance or leasing of the Property, and (iii) any default by any other party or notice or claim of default by Seller made by any other party under the Leases or Service Contracts.
4.2 Damage. In the event of any material damage to or destruction of the Improvements or any portion thereof, Purchaser may, at its option by notice to Seller given within five (5) days after Seller notifies Purchaser of such damage or destruction (and, if necessary, the Closing Date shall be extended to give Purchaser the full five (5) day period to make such election), either (i) terminate this Agreement, or (ii) proceed under this Agreement, receive any insurance proceeds (including assignable rent loss insurance, if any, applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under applicable liability insurance policies. If Purchaser elects (ii) above, Purchaser may extend the Closing Date for up to an additional five (5) period in which to obtain insurance settlement agreements with Seller’s insurers, and Seller will reasonably cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Improvements are not materially damaged, then Purchaser shall not have the right to terminate this Agreement, but Seller shall, at its cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before the Closing or if Seller otherwise elects not to commence or complete such repairs, credit Purchaser at Closing for the reasonable cost to complete the repair (exclusive of insurance proceeds paid or to be paid). For the purposes of this Agreement, “material damage” and “materially damaged” means damage estimated to cost five percent (5%) or more of the Purchase Price to repair.

4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Purchaser may, at its option by notice to Seller given within five (5) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full five (5) day period to make such election), either (i) terminate this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority in respect of such matter.
4.4 Civil Code Section 1662 Waiver. Seller and Purchaser each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of Article 4 shall govern the parties’ obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Property, as applicable.
ARTICLE 5: CLOSING
5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to, and Escrow Agent shall, immediately record and deliver the closing documents to the appropriate parties and make disbursements according to closing statements executed by Seller and Purchaser. Escrow Agent shall agree in writing with Purchaser that (i) deposit of the Deed with the recorder’s office of the county where the Property is located for recordation constitutes Escrow Agent’s representation that Escrow Agent is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (ii) release of funds to Seller shall irrevocably commit Title Company to issue the Title Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement; however, the supplemental escrow instructions shall not act to extend or provide any extension of any period(s) of performance, notice, grace or cure under this Agreement unless specifically referenced and agreed to, in writing, by both Purchaser and Seller or their respective counsel.
5.2 Mutual Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:
5.2.1 The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Date of Agreement and the Closing Date (provided, however, if Purchaser is aware that any of Seller’s representations and warranties are not true and correct in all material respects prior to the end of the Contingency Period but Purchaser nevertheless did not terminate this Agreement pursuant to Section 2.3 above, the accuracy of such representations and warranties shall no longer be a condition to Purchaser’s obligation to purchase the Property hereunder);
5.2.2 As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at or before Closing have been tendered;

5.2.3 As of the Closing Date, there shall exist no pending or threatened assignment for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceeding against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement;
5.2.4 [Reserved]; and
5.2.5 The Title Company shall be irrevocably committed to issue the Owner’s Policy in accordance with the provisions of Section 3.3.
So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (provided that any notice from Purchaser to Seller alleging a failure of a condition shall also give Seller at least five (5) business days to correct or otherwise address the same), or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition; if the party electing to terminate pursuant to this sentence is Purchaser, then Purchaser shall also be entitled to a refund of the Earnest Money; however, if the party electing to terminate is Seller, then such party (i.e., Seller) may be entitled to the Earnest Money as liquidated damages if and to the extent permitted by Section 9.4 as well as any other applicable terms and provisions of this Agreement. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of covenants, representations and/or warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding any termination in accordance with the foregoing and except as provided in the immediately preceding sentence and in Section 7.5, the failure of a condition which also constitutes a breach by a party of an obligation of such party shall not relieve such breaching party from any liability it would otherwise have under this Agreement for such breach.
5.3 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
5.3.1 Deed. A grant deed in the form attached hereto as Exhibit B, executed and acknowledged by Seller, conveying to Purchaser the Real Property, subject to the Permitted Exceptions and such other matters as are permitted by the terms of this Agreement, including without limitation all matters of record and matters that would be disclosed by an accurate survey or inspection of the Property (the “Deed”).
5.3.2 Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts in the form of Exhibit C attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser title to the property described therein, subject, however, to the Permitted Exceptions and other matters permitted by this Agreement, to the extent applicable;
5.3.3 Form 593-C. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
5.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller (or, if Seller is a disregarded entity, by the other appropriate entity; i.e., an affidavit executed by Seller or another appropriate entity to the effect that Seller or such other entity is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 or successor statutes) substantially in the form of Exhibit D attached hereto or another appropriate form or documentation of exemption (“FIRPTA Affidavit”); if Seller fails to provide the FIRPTA Affidavit on or before the Closing Date, Purchaser may proceed with withholding and remittance to the Internal Revenue Service as provided by federal law;

5.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Escrow Agent and Title Company; and
5.3.6 Rent Roll. An updated rent roll, in the form of the original Rent Roll, dated as of a date within thirty (30) days of the Closing Date, certified as being, to Seller’s knowledge, true and correct in all material respects (such updated rent roll and the certification of the same shall be provided in and pursuant to the Assignment);
5.3.7 Estoppels. To the extent the original of the Estoppel Certificates have not been delivered pursuant to Section 2.2.3, the original Estoppel Certificates
5.3.8 Additional Documents. Any additional documents that Purchaser, Escrow Agent or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.4 Purchaser’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
5.4.1 Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day federal funds wired for credit into Escrow Agent’s escrow account;
5.4.2 Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;
5.4.3 [Reserved]; and
5.4.4 Additional Documents. Any State, County or additional documents that Seller, Escrow Agent or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.5 Closing Statements. At least one (1) business day prior to the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent. If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, then: (a) regardless of the proration amount in dispute, Seller may elect that the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with Escrow Agent, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute, or (b) if the proration amount in dispute is less than $5,000, the Purchaser may elect that the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with Escrow Agent, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.
5.6 Title Company shall deliver (or be irrevocably committed to issue) to Purchaser the Owner’s Policy in accordance with the provisions of Section 3.3.
5.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and such other matters as are permitted by this Agreement.
5.8 Delivery of Books and Records. Immediately after the Closing (and subject to Section 2.1) and to the extent in Seller’s possession, Seller shall make available to pickup by Purchaser or Purchaser’s property manager the following: the originals of the Leases and Service Contracts; copies or originals of books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property, keys and other items, if any, used in the operation of the Property; and the original “as-built” plans and specifications and other available plans and specifications.

5.9 Notice to Tenants. Seller shall deliver to the Tenants immediately after the Closing a notice regarding the sale in substantially the form of or required by Exhibit L attached hereto or such other form as may be required by or to comply with applicable law(s). Purchaser shall promptly provide to Seller all necessary information regarding the Purchaser required to complete the Tenant Notices.
5.10 Reporting Person. Seller and Purchaser hereby designate Escrow Agent as the “Reporting Person” as such term is utilized in Section 6045 of the Internal Revenue Code of 1986, as amended. Purchaser agrees to provide Escrow Agent with such information as may be required for Escrow Agent to file a Form 1099 and/or any other required form relative to the Closing with the Internal Revenue Service and/or any other appropriate or applicable governmental agency. Escrow Agent shall provide a copy of the filed Form 1099 and/or any other filed form to Seller and Purchaser simultaneously with it being provided to the Internal Revenue Service or otherwise.
ARTICLE 6: PRORATIONS
6.1 Prorations. Except as otherwise provided herein (e.g., see Subsections 6.1.4 and 6.1.7), the items in this Section 6.1 shall be prorated between Seller and Purchaser as of the close of the day (i.e., 11:59 p.m.) immediately preceding the Closing Date:
6.1.1 Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and rent taxes, if any (collectively, “Taxes”), as well as any assessments by private covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate such Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates, which proration shall be subject to readjustment in accordance with Section 6.2. Notwithstanding the foregoing, in the event and to the extent the Tenants under the Leases have paid or shall pay one hundred percent (100%) the Taxes directly to the taxing authority or authorities, the Taxes shall not be prorated.
6.1.2 Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under the Leases in effect on the Closing Date; for the purposes of this Subsection 6.1.2, the term “rent” shall mean and include so-called “additional rent,” including, without limitation, any operating expense pass-throughs, so-called “CAM” or common area maintenance charges, and the like. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations then due and owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. To the extent not applicable to periods prior to the Closing, rent received by Seller after the Closing shall be immediately forwarded by Seller to Purchaser for disposition in accordance with this Subsection 6.1.2. After the Closing, Seller shall have the right to seek collection of any delinquent rents or any other amounts owed by tenants to Seller (see, for example, Section 6.2 below in this regard) for or relating to any period prior to the Closing; Seller shall not, however, have the right to bring eviction proceedings.
6.1.3 Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date and, if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against (or, if appropriate, a reimbursement from) the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities more than thirty (30) days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

6.1.4 Leasing Commissions. Leasing commissions and locator’s and finder’s fees due to leasing or other agents for leases entered into on or after the Date of Agreement (as well as extensions, expansions or renewals of leases granted or exercised during the pendency of this Agreement), on the basis of Seller’s and Purchaser’s respective periods of ownership in relation to the benefit (i.e., the term) of the relevant lease, extension, expansion or renewal (e.g.: example 1, Purchaser shall be solely responsible and liable for all commissions and/or fees which result from a new lease the term of which does not commence until on or after the Closing Date; and, example 2, Purchaser shall be responsible and liable for 59/60 (and Seller shall be responsible for 1/60) of all commissions and/or fees which result from a new lease the sixty (60) month term of which commences one (1) month prior to the Closing Date).
6.1.5 Fees and Charges under Service Contracts. Fees and charges under such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate.
6.1.6 Tenant Improvement Costs and/or Allowances. Tenant improvement costs and allowances as well as concessions due to tenants under leases entered into on or after the Date of Agreement (as well as extensions, expansions or renewals of the Leases granted or exercised during the pendency of this Agreement) shall be prorated in the same manner as leasing commissions, etc., under Subsection 6.1.4.
6.1.7 Timing. Notwithstanding anything to the contrary herein contained, in the event that the Closing and the wiring of the Purchase Price proceeds by the Title Company to Seller’s designated account does not occur on or before 2:00 P.M. local time in Los Angeles, California (i.e., Pacific Standard Time or Pacific Daylight Time, as appropriate) on the Closing Date, the parties shall re-prorate so that Seller shall be afforded the income and expenses of the day of Closing, rather than Purchaser.
6.2 Final Adjustments After Closing.
6.2.1 Final Bills and Adjustments. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available; final adjustment is to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.
6.2.2 Operating Expense Pass-Throughs. Seller, as landlord under the Leases, may currently be collecting from the Tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. If Seller has collected estimated payments of Operating Expense Pass-Throughs in excess of or in an amount less than the Tenants’ share of such expenses during the year (or other payment period) during which the Closing occurs, then the parties shall make an adjusting payment between them when the correct amounts can be determined after year-end (or other appropriate) billing to and receipt from Tenants, subject, however, to the following: PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, AS WELL AS MANAGER AND PROPERTY MANAGER, FREE AND HARMLESS OF, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, LIABILITIES, DAMAGES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, INCURRED OR SUFFERED, ARISING OUT OF, RESULTING FROM OR IN ANY WAY RELATING TO ANY FAILURE OR ALLEGED FAILURE BY PURCHASER IN CREDITING AND/OR REIMBURSING A TENANT FOR AN OVERPAYMENT WHICH OVERPAYMENT IS CREDITED OR REIMBURSED BY SELLER TO PURCHASER FOR FURTHER CREDIT OR REIMBURSEMENT HEREUNDER; PURCHASER SHALL MAKE GOOD FAITH REASONABLE EFFORTS TO COLLECT AMOUNTS OWING FROM TENANTS TO SELLER AS A RESULT OF UNDER-PAYMENT (I.E., AS A RESULT OF ESTIMATED EXPENSES BEING LESS THAN ACTUAL EXPENSES) AND SHALL PAY THE SAME TO SELLER IMMEDIATELY UPON (AND, IN ANY EVENT, WITHIN THIRTY (30) DAYS OF) RECEIPT, BUT SUCH EFFORTS SHALL NOT LIMIT SELLER’S RIGHTS AND REMEDIES AS PROVIDED IN SUBSECTION 6.1.2 ABOVE.

6.2.3 Survival. Each party’s obligations, liabilities and duties under this Section 6.2 shall survive the Closing as provided in Section 7.3.
6.3 Tenant Deposits. All tenant security deposits collected and not applied by Seller (including interest thereon, if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are credited or otherwise transferred to Purchaser. Each party’s obligations, liabilities and duties under this Section 6.3 shall survive the Closing; provided, however, that Seller’s obligations, liabilities and duties under this Section 6.3 shall be limited by and expire upon the expiration of the six (6) months survival/limitation period described in Section 7.3; and provided, further, that Purchaser may not look to Seller for any obligation, liability or duty which is covered by the Estoppel Certificates.
6.4 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.
6.5 Sales, Transfer, Documentary and Documentary Transfer Taxes; Recording Fees. Seller shall pay any deed or transfer taxes, including without limitation documentary transfer tax, imposed by the County in which the Property is located. Seller shall pay any deed or transfer taxes, including without limitation documentary transfer tax, imposed by the municipality in which the Property is located. Purchaser shall pay all other recording fees, charges and taxes due and/or owing in connection with recording the deed and any mortgage, assignment of leases or other documents required by Purchaser in connection with this transaction; Seller’s obligation for recording fees, charges and taxes, if any, is set forth in and limited by Section 3.2. Purchaser shall pay all sales taxes, if any, attributable to the transfer of any personal property to Purchaser.
6.6 Commissions. Each of Seller and Purchaser represent and warrant to the other that it has not dealt with any real estate broker, sales person or finder in connection with this transaction other than their respective brokers listed in Sections 1.1.10 and 1.1.11. Seller shall pay a commission in accordance with its separate agreement with Seller’s Broker if, and only if, the transaction contemplated by this Agreement is closed in strict accordance with the terms and conditions of this Agreement and title transfers to Purchaser. Seller’s Broker shall share its commission with Purchaser’s Broker or any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to Purchaser’s Broker or any other broker, agent or person. If the Closing does not occur for any reason, including without limitation Purchaser’s election to terminate this Agreement as allowed by Section 3 or as a result of a breach by either party hereto, no Commission shall be due and payable to either Seller’s Broker or Purchaser’s Broker. Purchaser acknowledges, represents and agrees that neither Purchaser’s Broker nor any other broker, agent, representative or any other person or entity is authorized to make any agreement or representation for or on behalf of Seller. Additionally, Purchaser acknowledges and agrees that Seller shall not be responsible for the payment of any broker, agent, representative or any other person or entity retained by Purchaser. Subject to the foregoing terms of this Subsection 6.6, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim by a broker, finder, agent or other representative claiming by, through or under the indemnifying party. Each party’s obligations, liabilities and duties under this Section 6.6 shall survive the Closing or any termination of this Agreement. Seller’s liability under this Section 6.6 shall not be subject to the “Cap” referenced in Section 7.5.

6.7 Escrow. Except as otherwise provided herein, Escrow Agent’s charges and/or fees shall be paid as follows: one-half (1/2) by Seller and one-half (1/2) by Purchaser. Except as otherwise provided in this Agreement, all other charges shall be allocated in accordance with customary practice in the locale of the Property (i.e., San Diego, California).
ARTICLE 7: REPRESENTATIONS AND WARRANTIES
7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser as follows:
7.1.1 Organization and Authority. Seller is duly organized and in good standing as a limited liability company in its state of formation. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
7.1.2 Leases. To Seller’s knowledge, a true and complete copy of each Lease has been delivered to Purchaser.
7.1.3 Service Contracts. To Seller’s knowledge, the list of Service Contracts delivered to Purchaser pursuant to Subsection 2.1 of this Agreement is true, correct and complete as of the date of its delivery.
7.1.4 Hazardous Materials. To Seller’s knowledge, except as set forth in any material, information or document delivered or otherwise made available by Seller to Purchaser (including, without limitation, in the ESAs and other Property Information), Seller has received no written notice from any governmental agency or authority or insurance agent, underwriter or provider that any Hazardous Materials are stored, used or located at the Property in violation of any Environmental Law. For the purposes of this Agreement, the term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas or synthetic gas) and any substance, material, waste, pollutant or contaminant regulated by, or listed or defined as hazardous or toxic under, any Environmental Law. The term “Environmental Law” includes without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of Agreement, together with their implementing regulations and guidelines as of the Date of Agreement, and all state, regional, county, municipal, local and other laws, rules, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.
7.1.5 Regulatory Compliance; Other. To Seller’s knowledge: (a) Seller has received no written notice from any governmental agency alleging an uncured material violation of any applicable federal, state, county or municipal law, code, rule or regulation with respect to the Property; (b) Seller has not been served with any notice or summons of a lawsuit which challenges or impairs Seller’s ability to execute or perform the obligations of Seller under this Agreement; and (c) except as disclosed to Purchaser (whether herein expressly identified or as a matter of public record or by the Property Information or as posted in Seller’s electronic war room or otherwise) or contemplated to be removed as of the Closing Date (e.g. existing financing), there are no written agreements to which Seller or Manager is a party as of the date hererof which are in conflict with this Agreement.

7.1.6 Anti-Terrorism. Seller (i) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism — 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (ii) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States Treasury Department as a terrorist, a “Specially Designated National” or “Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any applicable laws (i.e., any and all applicable laws, codes, ordinances, orders, rules, regulations and requirements of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities and officers thereof) that are administered or enforced by the Office of Foreign Assets Control, (iii) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation, and (iv) does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.
7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute the Agreement and consummate this transaction, Purchaser represents and warrants to Seller as follows:
7.2.1 Organization and Authority. Purchaser (i) is duly organized and validly existing as a corporation in good standing in its state of formation; (ii) is in good standing and qualified to do business in the State of California; and (iii) and any permitted assignee, designee or nominee has the full right and authority and legal capacity and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser (including any permitted assignee, designee or nominee) at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser (including, if appropriate, any permitted assignee, designee or nominee), enforceable in accordance with their terms.
7.2.2 Conflicts and Pending Actions. There is no agreement to which Purchaser (including any permitted assignee, designee or nominee) is a party or to Purchaser’s knowledge binding on Purchaser (including any permitted assignee, designee or nominee) which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser (including any permitted assignee, designee or nominee) which challenges or impairs Purchaser’s ability to execute or perform the obligations of Purchaser (including any permitted assignee, designee or nominee) under this Agreement.
7.2.3 ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (other than those plans, if any, listed on Exhibit H attached hereto). Neither Purchaser nor any of Purchaser’s affiliates, as defined in section V(c) of Prohibited Transaction Exemption 84-14 promulgated by the U.S. Department of Labor (the “QPAM Exemption”), has, on the Date of Agreement, or will have, on the Closing Date, the authority to appoint or terminate any member of Seller as a manager of any plan assets involved in the transaction or the authority to negotiate on behalf of the plan(s) the terms of any management agreement with Seller or its members (including renewals or modifications thereof) with respect to the plan assets involved in the transaction; Purchaser is not a related party (as defined in Part V(h) of the QPAM Exemption) of Seller or its members; and Purchaser does not hold “plan assets,” within the meaning of 29 C.F.R. Section 2510.3-101, of any “employee benefit plan” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, or any “plan” as described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended.

7.2.4 Anti-Terrorism. Purchaser (i) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism — 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (ii) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States Treasury Department as a terrorist, a “Specially Designated National” or “Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any applicable laws (i.e., any and all applicable laws, codes, ordinances, orders, rules, regulations and requirements of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities and officers thereof) that are administered or enforced by the Office of Foreign Assets Control, (iii) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation, and (iv) does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.
7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 and/or in any certificate, instrument or other document delivered by Seller in connection with this Agreement, the Closing, or otherwise, including any Seller Estoppel, are made as of the Date of Agreement (or such earlier date as Seller executes this Agreement) and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period”); provided, however, that Purchaser’s representations and warranties set forth in Subsection 7.2.3 and Subsection 7.2.4 shall survive indefinitely and shall not be subject to the foregoing limitation; provided, further, that, prior to the Closing, Seller may update its representations and warranties from time to time upon learning of any new, different or changed information; and, in such event, the remaking of Seller’s representations and warranties as of the Closing Date shall be as so updated; and, in the event Seller does so update its representations and warranties, and the same is not caused or contributed to by any act or omission by Purchaser (including without limitation, Purchaser’s agents, representatives, employees and consultants), and the same results in the disclosure of a material adverse change, then, within three (3) business days of Purchaser’s receipt of such update (but, in any event, prior to the Closing, which shall, if necessary, be extended to give Purchaser three (3) business days to respond), Purchaser may, upon written notice to Seller and Escrow Holder, terminate this Agreement as its sole and exclusive remedy; if this Agreement terminates pursuant to the immediately preceding provision, then such termination shall be in accordance with the last three (3) sentences of Subsection 2.2.1. Except as otherwise provided herein (i.e., see the first proviso in the immediately preceding sentence), Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, shall both file and serve such action within such the Survival Period. Except as otherwise provided herein, each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty; provided, however, that Purchaser shall have no right to bring a cause of action or to seek indemnification for a breach of a representation or warranty unless (i) the damage to Purchaser on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $75,000.00, (ii) such action is permitted under Section 7.5, and (iii) such action is timely filed and served in accordance with this Section 7.3. Additionally, in no event shall Seller’s liability under this Agreement exceed, and Seller’s liability shall be “capped” at, $250,000.00, all in accordance with Section 7.5.
7.4 Seller’s Knowledge. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases, when used in this Article 7 (or elsewhere in this Agreement), mean only the actual personal knowledge of Stephen J. Muller, who is an employee of Manager, without imputation and without any duty of inquiry or investigation; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal obligation, liability or duty on the part of Stephen J. Muller, the Manager, or the property manager or any other trustee, director, officer, employee, member, partner, representative or agent of Seller or Manager (as third party beneficiaries) on account of any breach of any representation or warranty made by Seller herein.

7.5 Cap on Liability. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the indemnity from Seller in favor of Purchaser set forth in Section 7.3, except as specifically provided in Section 8.1, no claim for a breach of any representation, warranty or covenant of Seller shall be actionable or payable if the breach in question was known to Purchaser prior to Closing. If the breach occurs or becomes known to Purchaser after Closing, a claim for a breach of any representation, warranty or covenant of Seller, whether contained in this Agreement and/or in any certificate, instrument or other document delivered by Seller in connection with this Agreement, the Closing, or otherwise, including any Seller Estoppel, shall be actionable only if the valid claims for all such breaches collectively aggregate more than $75,000.00, in which event the full amount of such claim shall be actionable up to the Cap, and provided written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the nine (9) months survival period set forth in Section 7.3 and an action shall have been commenced by Purchaser against Seller and served by Purchaser upon Seller prior to the expiration or termination of such survival period. As used herein, the term “Cap” shall mean the total aggregate amount of $250,000.00. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation, warranty or covenant of Seller in this Agreement, in any certificate, instrument or other document delivered by Seller in connection with this Agreement, the Closing, or otherwise, including any Seller Estoppel, exceed the amount of the Cap.
ARTICLE 8: DEFAULT AND REMEDIES
8.1 Seller’s Default. If this transaction fails to close as a result of Seller’s default, if the remedy of specific performance is available to Purchaser, the remedy of specific performance shall (except as provided in Section 5.2 above) be Purchaser’s sole and exclusive remedy hereunder, Purchaser hereby waiving the right to sue Seller for monetary damages or for any remedies available at law or in equity other than the right of specific performance and Purchaser must commence any such action within sixty (60) days after the scheduled Closing Date. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity for such default by Seller, subject, however, to the following: In no event shall Seller’s liability (other than pursuant to Section 6.6) exceed the Cap. For purposes of this Section 8.1, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction declines to grant the remedy of specific performance or if the nature of Seller’s default is such that upon obtaining specific performance Purchaser will receive materially less than Purchaser bargained for in this Agreement. For the purposes of this Section 8.1, Purchaser’s right or remedy of specific performance shall be limited as follows: Seller’s only obligations shall be (i) to execute and deliver the Deed and other Closing documents contemplated by this Agreement and (ii) as provided in Section 6.6 and Section 10.9.
8.2 Purchaser’s Default. If this transaction fails to close due to the default of Purchaser, then (in accordance with, but subject to, Section 9.4 below) Seller’s sole remedy in (i.e., with respect to) such event shall be to terminate this Agreement and to receive and retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of (i.e., in connection with) such default by Purchaser; provided, however, that the foregoing shall not limit Seller’s other rights and remedies provided by this Agreement or as a result of another breach, default or failure to perform by Purchaser, including, without limitation, the Other Obligations (as defined in Section 9.4 below) and as provided in the last sentence of this Section 8.2. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages. The parties covenant and agree to execute any amendment to this Agreement reasonably required by Seller’s local counsel in order to adequately document and to make enforceable the liquidated damages provisions set forth in this Agreement and intended by this Agreement. Notwithstanding the foregoing, any right of Seller to liquidated damages shall be in addition to and not in lieu of any indemnity obligation, liability or duty of Purchaser and such other obligations, liabilities and duties as are provided and/or referenced in Section 9.4. In the event of a default by Purchaser which does not result in a failure to close, Seller shall, subject to the terms of Section 7.3, have all rights and remedies provided by this Agreement as well as those provided by law and equity.

8.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to the Escrow Agent for holding the Earnest Money as well as any escrow cancellation or termination fees or charges and any fees or charges due to the Title Company for preparation, termination and/or cancellation of the Title Commitment. Each party’s obligations, liabilities and duties pursuant to this Section 8.3 shall survive the termination of this Agreement. Additionally, any obligation, liability or duty of Purchaser under this Section 8.3 shall be in addition to Purchaser’s obligations, liabilities and duties as set forth in Section 8.2 and Section 9.4.
ARTICLE 9: EARNEST MONEY PROVISIONS
9.1 Investment and Use of Funds. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, and the Earnest Money (or any portion of it) has not previously been released to Seller, Escrow Agent shall deliver the Earnest Money (or any portion of it) to Seller on the Closing Date.
9.2 Termination Before Expiration of Contingency Period. If Purchaser elects to terminate this Agreement prior to the expiration of the Contingency Period pursuant to Section 2.3, Escrow Agent shall return the entire Earnest Money (including interest earned thereon) to Purchaser as soon as reasonably practicable following receipt of the Due Diligence Termination Notice from Purchaser and this Agreement shall thereupon terminate. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent in accordance with the immediately preceding sentence; provided, however, that Escrow Holder shall confirm that Seller timely received from Purchaser the required Due Diligence Termination Notice.
9.3 After Expiration of Contingency Period. After expiration of the Contingency Period (and except as provided in Subsections 1.2.5, 2.2.2, 2.2.3, Subsection 2.3, Section 3.2, Section 5.2, Section 8.1, Section 8.2, and Section 9.4 or elsewhere in this Agreement), Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party(ies), in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Section 9.4 shall be considered Seller’s and Purchaser’s executed written instructions to Escrow Agent with respect to the matters set forth therein. Any portion of the Earnest Money released to Seller shall not earn interest for Purchaser or Purchaser’s account and Seller need not maintain or retain such funds in a separate account or other special account, but may mingle and commingle the same with Seller’s other funds.
9.4 LIQUIDATED DAMAGES. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (I) IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO DETERMINE SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE CLOSING FAILS TO OCCUR BY REASON OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT, WHICH DAMAGES WOULD INCLUDE, BUT NOT BE LIMITED TO, SELLER’S LOST SALE OPPORTUNITIES DURING THE PERIOD THAT THE PROPERTY IS TAKEN OFF THE MARKET; AND (II), TAKING INTO ACCOUNT ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF AGREEMENT, THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S ACTUAL DAMAGES IN SUCH EVENT. CONSEQUENTLY, IN THE EVENT THE CLOSING FAILS TO OCCUR BY REASON OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND/OR RETAIN THE EARNEST MONEY; PURCHASER SHALL MAKE, GIVE, JOIN IN, EXECUTE AND/OR DELIVER TO ESCROW AGENT ANY INSTRUMENT REQUIRED IN THIS REGARD. THE FOREGOING PROVISIONS (AND ANY OTHER SIMILAR PROVISIONS SET FORTH IN THIS AGREEMENT) SHALL, HOWEVER, IN NO WAY LIMIT (A) PURCHASER’S INDEMNITY AND/OR RELATED OR SIMILAR

OBLIGATIONS, LIABILITIES OR DUTIES (E.G., PURCHASER’S OBLIGATION, LIABILITY AND DUTY TO INDEMNIFY, DEFEND AND/OR HOLD HARMLESS AS PROVIDED IN SECTION 2 ABOVE, AND/OR SECTION 6.6, (B) ANY OBLIGATION, LIABILITY OR DUTY OF PURCHASER TO RETURN, DELIVER, ASSIGN, TRANSFER OR MAKE AVAILABLE TO SELLER DOCUMENTS, LICENSES, PERMITS, RESULTS OF DUE DILIGENCE OR OTHER INVESTIGATIONS AND THE LIKE, INCLUDING WITHOUT LIMITATION THE PROPERTY INFORMATION AND THE REPORTS, (C) SECTION 8.3 OR (D) SECTION 10.9, AS SET FORTH IN THIS AGREEMENT ((A), (B), (C) AND (D), COLLECTIVELY, THE “OTHER OBLIGATIONS”), IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE LIQUIDATED DAMAGES PROVIDED HEREIN SHALL APPLY TO PURCHASER’S FAILURE TO CLOSE, BUT SHALL NOT LIMIT THE OTHER OBLIGATIONS, LIABILITIES AND DUTIES OF PURCHASER SET FORTH AND/OR REFERENCED HEREINABOVE. SUCH RETENTION OF THE EARNEST MONEY BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION.

Purchaser:		Seller:
	(Initials)		(Initials)
9.5 Interpleader. Seller and Purchaser agree that, in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by Escrow Agent directing the Earnest Money’s disposition, Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at Escrow Agent’s option, Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction (in the state in which the Property is located) in which event Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement. Each party’s obligations, liabilities and duties under this Section 9.5 shall survive the termination of this Agreement.
9.6 Liability of Escrow Agent. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Agent’s mistake of law respecting Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.
9.7 Escrow Fee. Except as expressly provided herein to the contrary (see, for example, Section 6.7 above), the escrow fee, if any, charged by Escrow Agent for receiving, holding and/or disbursing the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.
ARTICLE 10: MISCELLANEOUS
10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other (which consent may be granted or withheld in the consenting party’s sole discretion), and any such prohibited assignment shall be void; provided, however, upon notice to Seller, Purchaser may assign this Agreement to an affiliate or related entity owned or controlled by or owing or controlling Purchaser, which assignee shall assume in writing, and in a form reasonably acceptable to Seller, the obligations of Purchaser hereunder. No assignment shall release or relieve a party from its obligations, liabilities and/or duties under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devisees of the parties.

10.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
10.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of California.
10.5 Survival. Subject to the limitations set forth in and except as otherwise specifically provided by this Agreement, the provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
10.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes and nullifies all prior agreements and understandings, whether oral or written, relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
10.7 Time. Time is of the essence in the performance of this Agreement.
10.8 Confidentiality. Neither party shall make any public announcement or disclosure of any information related to this Agreement, including without limitation the identity of other party or the amount of the Purchase Price, to any third parties, outside brokers, or the public, before or after the Closing and whether or not the Closing occurs, without the prior written specific consent of the other party; provided, however, that a party may make disclosure of this Agreement to the Permitted Parties (defined below) to the extent necessary for said party to perform its obligations and due diligence tests and studies hereunder, and as may be required under laws or regulations applicable to said party. Purchaser shall be responsible for advising each of its Permitted Parties of the confidential nature of all information related to this Agreement and each of the provisions of this Agreement. Purchaser shall cause each of its Permitted Parties to hold and treat all information related to this Agreement and each of the provisions of this Agreement strictly confidential and otherwise in a manner consistent with the provisions of this Agreement applicable to Purchaser. “Permitted Parties” is defined as each party’s lenders, attorneys, accountants, consultants, contractors, brokers, investors, creditors, officers, employees and agents. The obligations, liabilities and duties under this Section 10.8 shall survive the Closing as well as any termination of this Agreement.
10.9 Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants and other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings. The obligations of the parties set forth in this Section 10.9 shall survive the Closing as well as any termination of this Agreement.

10.10 Notices. All notices, consents or waivers required or permitted in this Agreement required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. The same shall be deemed to have been duly given: (i) when delivered personally; or (ii) on the next business day after delivery to a reputable overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at its address set forth below; or (iii) on the day or receipt, if received during business hours of the recipient on a business day, and otherwise on the next business day, if delivered by facsimile transmission to the FAX number of the receiving party listed below, but only if a duplicate copy of the notice is sent on the same day as provided in clause (ii) above. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt (or refusal of acceptance of delivery) of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Purchaser shall be deemed given by Purchaser and notices given by counsel to Seller shall be deemed given by Seller.
10.11 Construction.
10.11.1 The parties acknowledge that the parties and/or their counsel have reviewed, negotiated and revised this Agreement and agree that the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting party) shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.11.2 If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or reference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.
10.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in Los Angeles, California (i.e., Pacific Standard Time or Pacific Daylight Time, as appropriate).
10.13 [Reserved.]
10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile or otherwise, counterparts of the signature page(s).
10.15 Limitation of Liability. Any obligation or liability of Purchaser or Seller whatsoever which may arise at any time under this Agreement or any obligation or liability which may be incurred by Purchaser or Seller pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Purchaser’s or Seller’s assets only. No obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Purchaser’s or Seller’s limited partners, members, trustees, officers, directors, employees, shareholders or agents (including, without limitation, Manager), regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

10.16 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. The parties’ obligations, liabilities and duties under this Section 10.16 shall survive the Closing.
10.17 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (i) any reports or other information with respect to the Property which are delivered or otherwise made available by Seller to Purchaser shall be for general informational purposes only, (ii) Purchaser shall not have any right to rely on any such reports and/or information delivered or otherwise made available by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such reports and/or information delivered or otherwise made available by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports and/or information.
10.18 DISCLAIMERS, RELEASES AND INDEMNITY.
10.18.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES AS TO MOLD, HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN ANY SELLER’S LIMITED WARRANTY(IES) OF OR WITH RESPECT TO TITLE, IF ANY, TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION, DOCUMENTS OR ANY OTHER ITEM PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR OTHERWISE. PURCHASER ACKNOWLEDGES AND AGREES THAT (I) SELLER SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES AND (II), UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, MANAGER, PROPERTY MANAGER, SELLER’S BROKER, PURCHASER’S BROKER OR ANY OTHER REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN

WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF AND OF SELLER’S RECORDS, AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT THE CLOSING. EXCEPT TO THE EXTENT OF THE COVENANTS, INDEMNITIES, REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT WHICH IS BOTH EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, MANAGER, PROPERTY MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS, FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT REVEALED BY PURCHASER’S INVESTIGATIONS, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629), AND ANY OTHER ENVIRONMENTAL LAW.
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Purchaser’s Initials
10.18.2 PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BY INITIALING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES. THE FOREGOING WAIVERS AND RELEASES BY PURCHASER CONTAINED IN THIS SECTION 10.18 SURVIVE THE CLOSING AND THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.
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Purchaser’s Initials

10.18.3 From and after the Closing, Purchaser shall indemnify, defend and hold Seller free and harmless of, from and against any and all claims, demands, losses, liabilities, costs or expenses, including attorneys’ fees, which are caused or suffered as a result of or which arise out of, result from or relate to Purchaser’s (including Purchaser’s successors and assigns) ownership, operation, maintenance, repair, use, development and/or re-development of the Property, including, without limitation, any grading, soil compaction, construction and/or re-construction thereon. Purchaser’s obligations, liabilities and duties under this Subsection 10.18.3 shall survive the Closing.
10.19 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
10.20 No Other Third Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Manager and Purchaser only and are not for the benefit of any third party (other than Manager and any other third party beneficiary named herein) and, accordingly, no third party (other than Manager and any other third party beneficiary named herein) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
10.21 No Recording. Purchaser covenants that neither it nor any successor or assign will record in any public records this Agreement or any memorandum or affidavit relating to this Agreement.
10.22 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUT NOT OTHERWISE, EACH OF PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT.
10.23 References. The terms “hereof,” “herein” and “hereunder,” as well as words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated.
10.24 1031 Cooperation. The parties acknowledge that either party may desire that this transaction constitute a tax deferred exchange under the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. Provided there is no cost, expense or liability imposed upon the non-requesting party, and the non-requesting party is not required to take title to any other property then each party agrees to execute any and all additional documentation that may by reasonably necessary to assist the requesting party in concluding this transaction as part of a tax deferred exchange. Neither party makes any representation or warranty whatsoever regarding whether or not this transaction will qualify as a part of a tax deferred exchange. In no event shall any such tax deferred exchange result in any delay in the Closing.
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SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
MULLROCK 3 MURPHY CANYON, LLC
AND
NETREIT, INC.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written above.

“Seller”: MULLROCK 3 MURPHY CANYON, LLC a Delaware limited liability company
By:	Mullrock 3, LLC
a Delaware limited liability company
Its Sole Member

By:	Muller-Rock 3, LLC
a California limited liability company
Its Managing Member

By:
	Name:	Stephen J. Muller
	Title:	Managing Member

“Purchaser”

NETREIT, a California corporation
By:
Name:
Title:

By:
Name:
Title: